Exhibit 10.7

January 10, 2011

John Craig Thompson

150 West 26th Street

Apt. 403

New York, NY 10001

Re: Offer of Employment

Dear Craig:

Trius Therapeutics, Inc. (the “Company”) is pleased to extend to you an offer of employment with the Company, as follows:

1. Position. The Company will employ you in the position of Chief Commercial Officer, reporting to the Company’s Chief Executive Officer. In this position you will be an active member of the senior management team and will be responsible for the overall strategic and managerial aspects of the Company’s product marketing and sales activities including the preparation and execution of comprehensive strategies for the commercialization of torezolid phosphate and subsequent product candidates, the design and execution of pre-launch and launch strategies and the coordination of market research studies. Your employment will be on a full time basis and will commence on or about January 10, 2011.

2. Compensation. The Company will compensate you at the rate of $24,167 per month ($290,000 per annum), pro rated for any partial year of employment. The Company will pay you your salary semi-monthly in arrears less customary payroll taxes and withholding taxes. Consideration for salary increases will occur at each year’s end beginning December 31, 2011. Whether an increase will be given, and if so in what amount, will be decided at the sole discretion of the Company. In addition, you will be eligible for a discretionary target bonus of 30% of your base salary based on your achievement of corporate and personal goals as established by the Company. The determination of whether you have achieved the goals, whether you will receive a bonus, and, if so, the bonus amount that will be paid, shall be made by the Company in its sole and absolute discretion. In addition, to the foregoing, within thirty (30) days of starting your employment with Trius, you will be advanced a one-time retention bonus in the amount of fifty thousand dollars ($50,000), less customary payroll taxes and withholding taxes. To earn the retention bonus, you must remain employed with Trius through the first anniversary of your start date. If you are terminated for cause or resign your employment for any reason prior to such anniversary, you will be required to immediately repay the entire amount of the retention bonus to the Company.

3. Fringe Benefits. You will be entitled to the customary fringe benefits made available to other employees of the Company in similar positions. Said fringe benefits include a group health insurance program covering you (the Company pays 90% of your health insurance premium) and your dependents (the Company pays 50% of your premium), participation in the Company’s 401(k) plan, 7 paid Company holidays (in 2011) and a combined 20 days of paid time off and vacation. The Company’s fringe benefits are subject to adjustment from time to time in the sole discretion of the Company.

4. Stock Grant. Subject to the approval of the Company’s Board of Directors (the “Board”), you will be granted a stock option (“Option”) entitling you to purchase 150,000 shares of Common Stock of the Company (the “Common Stock”), representing approximately 0.64% of the Company’s total issued and outstanding shares as of the date of this letter (calculated on a fully-diluted basis and not including the grant of the Option). The Option will be granted pursuant to the Company’s 2010 Equity Incentive Plan (the “Plan”) and the Option exercise price shall be set at 100% of the fair market value of the Common Stock on the date of grant, which shall be determined by the Board in its sole discretion in accordance with the terms of the Plan. The Option shall vest during the course of your employment, with 25% of the shares vesting upon the first anniversary of the date of grant and the remaining 75% of the shares vesting in 36 equal monthly installments at the end of each full calendar month that commences thereafter, for so long as you remain employed by the Company, such that subject to your continued employment the stock option shall be fully vested on the fourth anniversary of its award date.

5. Termination Provisions.

a. Termination not in connection with a change of control. Should you be terminated without cause (as defined below) or resign for good reason (as defined below) at any time other than within the twelve (12) months immediately following the effective date of a “change of control” of the Company (as defined in the Plan), then subject to you providing the Company with an effective release and waiver of claims in a form to be specified by the Company (a “Release”) within the applicable time period set forth therein, but in no event later than sixty (60) days following your termination, you will be entitled to receive the following: (1) continuation of your base salary then in effect, less customary payroll taxes and withholding taxes, for a period of six (6) months following the termination date (provided that any payments otherwise scheduled to be made before the effective date of the Release shall accrue and become payable on the first payroll date following the effective date of the Release); (2) in the event you are eligible for and timely elect continued group health coverage and/or dental coverage under COBRA, payment by the Company of the premiums associated with such continuation coverage for you and your eligible dependents for a period of six (6) months following the termination date, or until you become enrolled in the group health insurance plan of another employer, whichever occurs first (you agree to immediately inform the Company in writing of any such enrollment); and (iii) on the effective date of the Release, immediate accelerated vesting of any outstanding stock option(s) with respect to that number of shares which would have vested if you had continued in employment with the Company for an additional period of six (6) months as of the termination date, in accordance with the vesting schedule for each such option as set forth in the Notice of Grant of Stock Option form or Stock Option Agreement, as applicable.

b. Termination in connection with a change of control. Should you be terminated without cause or resign for good reason at any time within the twelve (12) months immediately following the effective date of a “change of control” of the Company (as defined in the Plan), then subject to you providing the Company with an effective Release within the applicable time period set forth therein, but in no event later than sixty (60) days following your termination, you will be entitled to receive the following: (1) continuation of your base salary then in effect, less customary payroll taxes and withholding taxes, for a period of nine (9) months following the termination date (provided that any payments otherwise scheduled to be made before the effective date of the Release shall accrue and become payable on the first payroll date following the effective date of the Release); (2) in the event you are eligible for and timely elect continued group health coverage and/or dental coverage under COBRA, payment by the Company of the premiums associated with such continuation coverage for you and your eligible dependents for a period of nine

(9) months following the termination date, or until you become enrolled in the group health insurance plan of another employer, whichever occurs first (you agree to immediately inform the Company in writing of any such enrollment); and (3) on the effective date of the Release, immediate accelerated vesting of one hundred percent (100%) of the shares subject to any outstanding stock option(s).

c. Cause defined. For the purposes of this letter agreement, “cause” shall mean any of the following: (i) your repeated failure to satisfactorily to perform your job duties as set forth by the Board, (ii) your commission of an act that materially injures the business of the Company, (iii) your commission of any felony or any crime involving fraud, dishonesty or moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company; or (iv) your violation of any provision of your Proprietary Information and Inventions Agreement with the Company.

d. Good Reason Defined. For purposes of this letter agreement, “Good Reason” for you to resign your employment shall mean a material adverse change in your duties, authority, or responsibilities relative to your duties, authority, or responsibilities in effect immediately prior to such reduction, without your consent. Provided, however, that, any such resignation shall only be deemed for Good Reason pursuant to this definition if: (1) you give the Company written notice of your intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that you believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) you voluntarily terminate your employment within thirty (30) days following the end of the Cure Period.

e. Notwithstanding anything to the contrary set forth in this section, if the Company determines, in its sole discretion, that it cannot provide the COBRA premium payment benefits described above without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly amount to continue your group health insurance and/or dental coverage in effect on the date of separation from service (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether you elect COBRA continuation coverage and shall commence in the month following the month in which you incur a separation from service and shall end upon expiration of the applicable severance period during which the Company would otherwise have provided the COBRA premium payment benefits.

6. Company Policies. You will be expected to comply with all of the Company’s policies and practices, particularly including:

a. You will sign and abide by the Company’s “Proprietary Information and Inventions Agreement,” pursuant to which you are obligated to, among other things, (i) assign to the Company inventions conceived or developed by you during the duration of your employment with the Company and (ii) maintain the confidentiality of all of the Company’s confidential information, and (iii) not use or disclose to any other person any of the Company’s confidential information at any time, before, during or after the term of your employment with the Company; and

b. You will not pursue any activities during the term of your employment with the Company which in any way interferes with the performance of your responsibilities to the Company, or which in any way are adverse to or competitive with the business of the Company. If you should consider pursuing any outside professional activities (whether as a consultant, adviser, or in any other capacity with another organization) during the term of your employment, you agree to disclose them prior to undertaking them so that they can be reviewed for potential conflicts with your responsibilities or the Company’s business. However, your ability to serve on external advisory boards shall not be unreasonably prohibited.

7. Employment Eligibility. This offer of employment is conditioned upon your providing evidence of your legal right to work in the U.S. by satisfactorily completing a Form I-9 as required by law.

8. Relocation.

a. The Company will reimburse you for the reasonable, documented expenses related to your move to San Diego from New York, up to a maximum of fifty thousand dollars ($50,000), which can include the following: household moving expenses, short-term housing rental expenses (for up to 6 months), short-term car rental expenses (for 1 month), commuting costs between the New York City area and San Diego (through August 31, 2011) (together such expenses are the “Moving Expenses”) and any closing and directly related transactional costs that you incur in connection with the purchase of a new home in the San Diego area (the “Home Purchase Expenses”), provided that such purchase closes on or before October 31, 2011. To obtain reimbursement (up to the cap specified above) you must submit appropriate receipts and other necessary documentation to the Company within sixty (60) days of the expense or costs being incurred or by November 15, 2011, whichever date is earlier. Reimbursement will occur as soon as practicable following the Company’s receipt of the required documentation, except that reimbursement for any expenses submitted in 2010 will not occur until on or after January 1, 2011. In no event will any reimbursement be paid later than December 31, 2011. All reimbursements will be advances that you must earn through continued employment with the Company as described in Section 8(b) below.

b. If you decide to sell your home in New York and the sale closes on or before October 31, 2011, then the Company will reimburse you for the reasonable, documented closing and directly related transactional costs that you incur in connection with the sale, up to a maximum of one hundred and seventy-five thousand dollars ($175,000). To obtain reimbursement (up to the cap specified above) you must submit appropriate receipts and other necessary documentation to the Company within sixty (60) days of the sale costs being incurred or by November 15, 2011, whichever date is earlier. Reimbursement will occur as soon as practicable following the Company’s receipt of the required documentation, except that reimbursement for any sale costs submitted in 2010 will not occur until on or after January 1, 2011. In no event will any sale cost reimbursement be paid later than December 31, 2011. All reimbursements will be advances that you must earn through continued employment with the Company as described in Section 8(b) below.

c. To earn the advances described in Sections 8(a) and 8(b) above, you must remain employed with the Company through the second anniversary of your start date. Should your employment be terminated for cause or should you resign at any time during your first year of employment, you will be required to immediately reimburse the Company for one hundred percent (100%) of any expenses and costs advanced pursuant to Sections 8(a) and/or 8(b) above. Should your employment be terminated for cause or should you resign at any time during your second year of employment, the required reimbursement amount will be fifty percent (50%).

d. You hereby acknowledge that to the extent the relocation and closing cost advances provided to you in this Section 8 are taxable income, such payments will be subject to customary payroll and withholding taxes.

e. To the extent that the total of your expenses submitted for reimbursement under Section 8(a) above are less than the maximum permitted reimbursement amount of fifty thousand dollars ($50,000), then you shall be entitled to receive from the Company a single additional payment (the “Moving Expense Gross-Up Payment”) in an amount that shall fund the payment by you of any income and employment taxes imposed on the Company’s payment to you of amounts for reimbursement of your Moving Expenses; provided, however, that in no event shall the total of the amounts paid to you as reimbursement of your Moving Expenses and reimbursement of your Home Purchase Expenses, plus the Moving Expense Gross-Up Payment, together exceed fifty thousand dollars ($50,000). Additionally, any Moving Expense Gross-Up Payment to you will be taxable income, subject to customary payroll and withholding taxes, and you will not receive any additional payment from the Company that would fund the payment of any taxes on the Moving Expense Gross-Up Payment. Any Moving Expense Gross-Up Payment will be paid to you, if at all, by the end of 2011.

9. Notwithstanding anything to the contrary herein, the following provisions apply to the extent benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until you have a “separation from service” for purposes of Section 409A. The severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). All benefits provided herein are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences to you under Section 409A, and any ambiguities herein shall be interpreted accordingly.

10. Term. This employment relationship is an “at will” employment which will continue indefinitely unless and until terminated by either party. While it is anticipated that this employment relationship will be a long term and mutually rewarding employment relationship, each party nevertheless reserves the right to terminate the employment relationship at any time, without cause, upon fourteen (14) days’ prior written notice. Further, upon any breach of this letter by either party, the non-breaching party may terminate immediately.

* * * * *

I am excited to have you join the team and I look forward to a long term and mutually beneficial working relationship with you. This offer shall expire on January 31, 2011. To evidence your concurrence with the above-stated employment terms, please sign and return to me the enclosed copy of this letter.

Sincerely,

By:	/s/ JEFFREY STEIN
Jeffrey Stein, CEO

ACCEPTED AND AGREED TO AS SET FORTH ABOVE:

Dated: January 10, 2011	/s/ JOHN CRAIG THOMPSON
John Craig Thompson

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